EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Ares Private Markets Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$13,573,769	(a)	0.01102%	$1,495.83	(b)
Fees Previously Paid	-			-
Total Transaction Valuation	$13,573,769	(a)
Total Fees Due for Filing				$1,495.83
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$1,495.83

(a) Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b) Calculated at 0.01102% of the Transaction Valuation.